Exhibit 10.7

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into between Nicholas Tomashot (the “Employee”) and Lazydays Holdings, Inc., a Delaware corporation, and its subsidiaries (the “Employer”) (the Employer and the Employee may each be referred to individually as a “Party” or collectively as the “Parties”).

BACKGROUND

The Employee is employed as Chief Financial Officer of the Employer (the “Employment”). The Employee has voluntarily elected to resign as Chief Financial Officer of the Employer on November 15, 2022 (the “Transition Date”). After the Transition Date, the Employee will continue as an employee of the Employer until November 1, 2023 (the “Separation Date”). The Parties desire to amicably separate in accordance with the terms and conditions of this Agreement.

Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

TERMS

1.	Payment. In exchange for the promises and consideration provided in this Agreement, and conditioned upon the Employee’s execution and non-revocation of this Agreement and the documentation contemplated by this Agreement, the Parties agrees to the following:

(a)	Payment. Following the Transition Date, the Employee will receive his current base salary through September 30, 2023 paid pursuant to the Employer’s customary payroll practices. The Employee’s base salary for the period from October 1, 2023 through the Separation Date shall be $5,000 (less required withholdings). Immediately after the Separation Date and following the execution of a release agreement in the form attached to this Agreement as Exhibit A and the expiration of the seven day revocation period required by the Age Discrimination In Employment Act (“ADEA”), the Employee will receive $23,750 (less required withholdings).

The Parties additionally agree that: (i) the Employee is eligible to receive the Employee’s full 2022 annual bonus (the “Bonus”), and the Bonus will not be impacted due to the Employee’s transition out of the Chief Financial Officer position, and (ii) the Employee’s restricted stock units and options to purchase common stock will continue to vest in accordance with their terms, so long as the Employee remains employed by the Employer.

(b)	Health Coverage. The Employee’s coverage under the Employer’s group medical/dental/vision insurance plan(s), if any, will end on the last day of the month in which the Employee is separated. Following the Separation Date, benefits continuation will be provided in accordance with the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the Employee’s expense. If the Employee elects to continue group coverage under COBRA, the Employee will be solely responsible for any and all COBRA-related costs. If the Employee does not elect COBRA, the Employee’s coverage will end on the last day of the month in which the Employee is separated.

(c)	Acknowledgements Regarding Payments. The Employee acknowledges and agrees that: (i) payments made and benefits provided pursuant to this Agreement represent, in part, consideration for agreeing to the release, non-disclosure and non-disparagement obligations, and the restrictive covenants in this Agreement and are not salary, wages, equity payments, or benefits to which the Employee was already entitled; (ii) the Employee has already received all salary, wages, bonuses, equity payments, benefits, or other compensation due to the Employee, other than those noted in Section 1(a) and (b), above; and (iii) the Employee will not receive payments and benefits pursuant to this Agreement unless the Employee executes, delivers and does not revoke this Agreement.

(d)	No Other Compensation Due. The Parties agree that: (i) no compensation (including benefits or incentives) is or will be due and owing to the Employee from the Employer or any of the Released Parties (as defined below) after the Separation Date, except as provided in this Agreement; and (ii) the payments made and benefits provided under this Agreement are in lieu of any other termination or severance payments, distributions or other benefits for which the Employee may be eligible under any agreement, employee benefit plans, policies or programs, or under federal or state laws. The Employee acknowledges that he would not otherwise be entitled to continued employment or the consideration in this Section 1 absent his execution and non-revocation of this Agreement and fulfillment of the promises contained in this Agreement and that the consideration set forth is good and valuable consideration for the releases, covenants and promises.

2.	Release and Covenant Not to Sue. In exchange for the mutual promises and covenants described in this Agreement, the Employee, on behalf of himself, his representatives, agents, estate, heirs, executors, administrators, successors, and assigns, unconditionally releases, acquits, discharges, waives, and agrees to indemnify and hold harmless the Employer, each of its respective successors and assigns, and each of its respective past, present, and/or future directors, officers, employees, agents, attorneys, insurers, reinsurers, representatives and assigns (collectively referred to as the “Released Parties”), or any one or more of them, from any and all charges, complaints, claims, liens, contracts, covenants, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, attorneys’ fees, costs, losses, and/or debts of any kind or nature that arose or accrued on or prior to the Employee’s execution of this Agreement, including, but not limited to, any or all claims whether known or unknown, that may have arisen or begun to arise or accrue out of any federal, state, and/or local law, constitution, regulation, or common law theory, whether statutory in nature, in tort, contract, equity, or otherwise (each such action, claim, suit, right, liability, or demand being individually referred to as a “Released Claim” and collectively referred to as the “Released Claims”) that the Employee may now or later have against the Released Parties, or any one or more of them.

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The Released Claims include, but are not limited to, any and all claim(s) in connection with: (a) the Employee’s employment relationship with the Employer; (b) the terms and conditions of the Employee’s employment relationship with the Employer (including, but not limited to, compensation and benefits); (c) the Employee’s service as an employee of the Employer; (d) the end of the Employee’s employment relationship with the Employer (which as set forth in this Agreement, is terminated by this Agreement, effective on the Separation Date); and/or (e) any one or more of the following claim(s): all claims based on any oral, written, or implied contract; breach of contract; breach of the duty of loyalty; breach of covenants; breach of the covenant of good faith and fair dealing; or any tort.

The Employee agrees and covenants not to file any lawsuit, complaint or grievance against any of the Released Parties in the future (other than a claim that the Employer has breached the terms of this Agreement). Nothing in this Agreement prohibits the Employee from filing a charge with any fair employment agency or participating in any fair employment agency inspection.

The Employee understands and agrees that the above is not a complete list of claims released. No reference in this Agreement to any specific claim, statute, or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released by this Agreement. The Employee further understands and warrants that this Agreement shall operate as a fully binding and complete resolution of all claims by the Employee against the Released Parties and that the Employee shall not be able to seek any monies for any claim(s), whether known or unknown, against any of the persons or entities released under this Agreement, unless otherwise expressly provided for in this Agreement. Nothing contained in this Section 2 shall preclude either Party from asserting a claim for breach of this Agreement and/or a claim that may arise from events occurring after this Agreement is executed.

3.	ADEA Acknowledgments. In compliance with 29 U.S.C. 626(f)(2), the Employee is advised and acknowledges the following:

(a)	The Employee is releasing all claims under the ADEA, any claims for age discrimination that could be brought under any state Civil Rights Act, and has had a full and fair opportunity to review this Agreement and understands this waiver;

(b)	The Employee has been notified that he should consult with an attorney of his own choosing prior to signing this Agreement. The Employee signs this Agreement knowingly, voluntarily, and without duress or coercion;

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(c)	The Employee has twenty-one (21) days after the Agreement is delivered to him to consider the terms of this Agreement before signing it. The Employee may sign this Agreement prior to the expiration of the twenty-one (21) days;

(d)	The Employee understands that if he changes his mind about signing this Agreement within seven (7) days of the date he signs it, the Employee may revoke the Agreement. The written notice of revocation must state: “I REVOKE MY ACCEPTANCE OF THE TRANSITION AGREEMENT.” The written notice must be emailed to Robert Grammig, counsel to the Employer, at: robert.grammig@hklaw.com or mailed to Holland & Knight LLP, Attn: Robert Grammig, 100 North Tampa Street, Suite 4100, Tampa, Florida 33602, and postmarked within seven (7) calendar days after the Employee signs this Agreement. This Agreement shall not become effective until the eighth day after the Employee signs, without revoking, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date;

(e)	The Employee is signing this Agreement and providing this waiver in exchange for good and valuable consideration to which the Employee was not already entitled; and

(f)	The Employee is not waiving or releasing rights or claims that may arise after he signs this Agreement.

4.	Further Acknowledgements. The Employee acknowledges, represents, and warrants that:

(a)	The Employee is not aware of any facts or information reflecting, supporting and/or suggesting that any of the Employer and its employees and executives, has: (i) violated or failed to comply with any federal, state or local laws, regulations, or rules; (ii) taken any action inconsistent with any Employer policy or guideline; or (iii) otherwise been involved in any improper, unethical, and/or unacceptable conduct;

(b)	The Employee represents that he has not assigned all or any portion of the Released Claims to any person or entity either in fact or by operation of law, that any such claims are not subject to any statutory or common law liens, and that he has not filed any petition for relief in bankruptcy;

(c)	The Employee has not divulged and will not divulge (without permission of the Employer) any internal, proprietary or confidential information of the Employer to any third-party, and will continue to maintain the confidentiality of such information;

(d)	The Employee understands that the Employee is releasing all claims against the Employer;

(e)	The Employee has had an opportunity to consult with an attorney of his choosing before executing this Agreement, if the Employee has so chosen;

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(f)	The Employee has been granted or has not been prevented from seeking any leave to which the Employee may have been entitled under any Employer policy, the Family and Medical Leave Act or any other federal, state or local law;

(g)	The Employee has no known and unreported workplace injuries or occupational diseases; and

(h)	The Employee has not relied on any representations, promises, or agreements of any kind made to the Employee in connection with the Employee’s decision to accept this Agreement, except for those expressly set forth in this Agreement.

5.	Non-Disparagement. The Employee agrees that the Employee and the Employee’s attorneys and agents shall not, directly or indirectly, (a) make or publish, or cause the making or publication of, any statement, about or relating to the Employer and/or the Released Parties that is negative, disparaging, or derogatory; and (b) make or publish, or cause the making or publication of, any negative, derogatory or disparaging comments or statements about the Employer’s and/or the Released Parties’ employees, shareholders, customers, suppliers or vendors. This provision shall apply during the employment of the Employee by the Employer and for six years following the Separation Date.

6.	Confidentiality of the Employer’s Information. The Employee acknowledges and agrees that by virtue of his employment with the Employer, the Employee was granted (and will continue to have until the Separation Date) otherwise prohibited access to confidential and proprietary information that is not known to third parties or to the Employer’s competitors or within the industry generally, that has been developed by the Employer over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Employer and/or any of the Released Parties (the “Confidential Information”).

The Employee agrees that during his employment with the Employer (without permission of the Employer) and for six years following the Separation Date, the Employee will not disclose, access, or use or permit others to access or use, whether directly or indirectly, any of the Confidential Information or make use of any of the Confidential Information for the Employee’s own purposes or the purposes of another, in accordance with the Employer’s policies, procedures, and instructions, to protect the Confidential Information from any accidental or unauthorized disclosure or use.

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7.	Remedies. If the Employee breaches this Agreement (including by filing a Released Claim against the Released Parties) other than a claim to enforce the provisions of this Agreement, the Employee agrees that the Employer and/or any of the Released Parties shall have the right to discontinue payments and benefits, and to seek monetary damages. Such discontinuance shall be in addition to and shall not limit any and all other rights and remedies that the Employer and/or any of the Released Parties may have against the Employee. In addition, the Employee acknowledges that the rights, duties and obligations extending from the Employee’s relationship with the Employer and the nondisclosure and confidentiality provisions set forth above are personal in nature and that the Employee’s failure to honor these agreements may cause irreparable and irrevocable harm and damages to the Employer. Accordingly, in the event of a violation of the agreements set forth in this Agreement, the Employee agrees that the Employer (or its successors or assignees) will be entitled to damages and/or injunctive relief and such other legal and equitable remedies as may be appropriate and allowed by Florida law, fully understanding that it may result in the issuance of an injunction enjoining and restraining the Employee, as may be appropriate and allowed by Florida law. These damages shall be in addition to any other damages to which Employer is entitled in law or equity. All of the Employer’s remedies set forth in or arising under this Agreement whether in law or equity will be cumulative and not exhaustive. In addition, the Employee agrees that any violation or breach of Sections 5, 6, 11, 12 and 15 would cause irreparable harm to the Employer. Accordingly, any such violation or breach may be enjoined without affecting claims for litigation damages incurred in connection with such violation or breach. In no event shall a delay by a Party of its right to seek immediate relief under this Agreement constitute waiver of any rights set forth in this Agreement.

Additionally, the Employee understands and agrees that injunctive relief is available for any disclosure in violation of Sections 5 and 6, and, with respect to Section 6, in addition to any money damages that are available. However, nothing in Section 5 is intended to limit the Employee’s rights under the National Labor Relations Act. Section 5 does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Nothing in Section 6 is intended to limit or prohibit the Employer from pursuing any and all remedies available by law, including, actual damages and/or injunctive relief.

8.	Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflicts of law. Both Employee and Employer agree to appear before and submit exclusively to the jurisdiction of the appropriate state court sitting in Hillsborough County, Florida or the United States District Court for the Middle District of Florida (Tampa Division) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, Employee’s employment or service with Employer or the termination of such employment or service. Both Employee and Employer also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE EMPLOYEE AND EMPLOYER WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF EMPLOYEE’S EMPLOYMENT BY, OR SERVICE WITH, EMPLOYER, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

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9.	Severability. If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited. Should any portion of the Agreement be held to be unenforceable, then the Employee agrees to join with the Employer in any request to modify the Agreement and/or the remedies to provide the maximum lawful and enforceable protection regarding such subject matters.

10.	Cooperation. Before and after the Separation Date, the Employee agrees to cooperate with the Employer upon the Employer’s request with respect to any claims, audits, investigations, proceedings, or any other matters relating to the Employment or about which the Employee has knowledge, including, without limitation the offering of testimony if requested by the Employer. The Employee agrees to accept legal representation by the Employer, at the Employer’s discretion, in any legal proceeding involving the Employer, in which the Employee’s testimony is requested. The Employer shall reimburse the Employee for his reasonable out of pocket expenses related to any such legal proceeding.

11.	Non-Assistance. Except as may be required by subpoena, court order or other requirement of law, the Employee shall not in any way assist any individual, organization or entity in commencing or prosecuting any action, proceeding, charge, complaint or lawsuit against the Released Parties, or in any way participate or cooperate in-any such action or proceeding, including any trial, pre-trial preparation or pre-litigation fact gathering connected with any and all such matters. Except as may be required by subpoena, court order or other requirement of law, this Agreement bars the Employee from testifying, providing documents or information, advising, counseling or providing any other form of assistance to any person, organization or entity whom the Employee should reasonably know wishes to make or is making any claim or charges against any Released Party. However, notwithstanding any other terms and conditions in this Agreement, nothing in this Agreement shall be construed to prevent or limit the Employee from participating in or cooperating with any governmental agency in any administrative proceedings, investigations or other proceedings.

12.	Non-Competition/Non-Solicitation. In addition to the Employee’s other restrictions and limitations, the Employee agrees that for a period of eighteen (18) months prior to and following the Separation Date, the Employee will not:

(a) whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than during Employee’s employment with the Employer, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant, employee or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business relating to automotive or RV dealerships, in each case, in the geographic locations where the Employer engages or proposes to engage in such business (collectively, a “Competitive Business”).

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(b) directly or indirectly, either on the Employee’s own behalf or on behalf of any other person: (i) Solicit any Person, consultant or independent contractor who was employed by the Employer at any time prior to the Separation Date or who becomes employed by the Employer following the Separation Date (each, a “Company Employee”), or (ii) participate in any way, after the Separation Date, in a decision to hire a Company Employee. For purposes of this Agreement, the term “Solicit” means to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other person to do so), directly or indirectly, an employee of the Employer to terminate his or her employment with the Employer and/or to perform services for the Employee or for any other person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity; and/or

(c) directly or indirectly, on the Employee’s own behalf or on behalf of any other person: (i) call upon, accept business from, or solicit the business of any Person who is or who had been at any time prior to the Separation Date, a customer, supplier or vendor of the Employer or a prospective customer, supplier or vendor that the Employer was actively engaged in discussions with or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Employer’s business relationship with any of the Employer’s customers, suppliers or vendors. The Employee further agrees that if any such customer, supplier or vendor contacts you following the Separation Date in respect of doing business with the Employee, you will advise such customer, supplier or vendor of the restrictions on your ability to do business with such customer, supplier or vendor contained in this Agreement.

13.	Extension of Restricted Period. The Employee acknowledges and agrees that the Employer bargained for and is entitled to eighteen (18) months free from competition or interference from the Employee as set forth above. Accordingly, if the restrictive covenants contained above are breached, the restricted period will be extended to be eighteen (18) months from the date of the curing of the breach.

14.	Acknowledgement of Business Interests. The Employee acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the business interests of the Employer, its present and potential business activities and the related economic benefits; that they will not prevent the Employee from earning a livelihood, and are not an undue restraint on his trade, and do not contravene any public interests which may be involved.

15.	Non-Interference. The Employee will not communicate with any known employees or former employees of the Employer concerning: (a) the Employer, after the Separation Date, (b) the Employer’s business, after the Separation Date, or (c) any claims or potential claims he had or they may have against the Employer, unless otherwise required by law.

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16.	Change in Control. In the event of a Change in Control (as defined below) that occurs prior to the Separation Date: (i) Employee’s restricted stock units, to the extent then outstanding and unvested, shall become fully vested immediately prior to the closing of such Change in Control; (ii) any unpaid amount(s) of the compensation described in Section 1(a), above, including, for the avoidance of doubt, the Bonus, shall be paid to the Employee in a lump sum on or promptly after the date on which the Change in Control occurs, subject to the execution of the release agreement noted in Section 1(a) and the expiration of the related revocation period; and (iii) the Employee shall continue to receive the benefits described in Section 1(b), above, until the Separation Date (and if the Employee elects, after the Separation Date with respect to COBRA). In the event that the benefits described in Section 1(b) are impossible to provide because of the Change in Control, Employee will be entitled to obtain a healthcare policy on the open market and be fully reimbursed for all premiums and other out-of-pocket expenses for payments prior to the Separation Date. For the avoidance of doubt, in the event of a Change in Control, the Employee will remain subject to compliance with the covenants in this Agreement.

“Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Employer which occurs on the date that any one person, or more than one person acting as a group (as defined under applicable the Securities and Exchange Commission regulations) (“Person”), acquires ownership of the stock of the Employer that, together with the stock beneficially owned by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Employer; or

(ii) A change in the effective control of the Employer which occurs on the date that a majority of members of the Board are replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A change in the beneficial ownership of all or substantially all of the Employer’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the beneficial ownership of a substantial portion of the Employer’s assets: (A) a transfer to an entity that is directly or indirectly controlled by the Employer’s stockholders immediately after the transfer in a transaction approved by the disinterested members of the Board of Directors or an independent committee of the Board, or (B) a transfer of assets by the Employer to an entity, fifty percent (50%) or more of the total value or voting power of which is beneficially owned, directly or indirectly, by the Employer. For purposes of this subsection, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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For purposes of this definition, persons will be considered to be acting as a group, including, without limitation, if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Employer. Additionally, for the purposes of this definition, clauses (i), (ii) and (iii), above, will not apply to Coliseum Capital Management, LLC, or any affiliate of or successor to Coliseum Capital Management, LLC, or any of its equityholders.

For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Employer’s incorporation, or (ii) its sole purpose is to create a holding company that will be beneficially owned in substantially the same proportions by the persons who beneficially owned the Employer’s securities immediately before such transaction.

17.	Representation; No Presumption. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provisions of this Agreement.

18.	Assignment. The Employer may assign this Agreement, and this Agreement, including the restrictive covenants in this Agreement, is enforceable by the Employer’s successors and assignees. The Employee may not assign this Agreement.

19.	Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes all prior agreements or understandings between the Parties. If there is any conflict between this Agreement and any other agreement, then this Agreement shall control.

20.	Counterparts. This Agreement may be executed by the Parties in counterparts and by DocuSign, and exchanged by electronic means, including facsimile, PDF, DocuSign and other electronic means, with the same effect as if all Parties had signed the same instrument and will be treated as original signatures under this Agreement.

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THE EMPLOYEE HAS CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT. THE EMPLOYEE UNDERSTANDS THIS AGREEMENT, THAT THE EMPLOYEE IS PROVIDING A GENERAL RELEASE AND WAIVER OF ALL CLAIMS, AND THAT THE EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY. THE EMPLOYEE ENTERS THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

EMPLOYEE		LAZYDAYS HOLDINGS, INC.

By:		By:
	Nicholas Tomashot		John North
Chief Executive Officer

Date:		Date:

[Signature Page to Transition Agreement]

Exhibit A

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is made as of November ___, 2023 by and between Nicholas Tomashot (the “Employee”) and Lazydays Holdings, Inc. (the “Employer”).

1. In accordance with Section 1(a) of the Transition Agreement, the Employee’s right to receive and retain certain payments under Section 1(a) of the Transition Agreement is conditioned upon the timely receipt by the Employer of a general release by the Employee and the expiration of the seven day revocation period required by the Age Discrimination In Employment Act (“ADEA”).

Accordingly, in consideration of the payments under the Transition Agreement and other good and valuable consideration, the Employee unconditionally releases, acquits, discharges waives, and agrees to indemnify and hold harmless the Employer, each of its respective successors and assigns, and each of its respective past, present, and/or future directors, officers, employees, agents, attorneys, insurers, reinsurers, representatives and assigns (the “Released Parties”), or any one or more of them, from any and all charges, complaints, claims, liens, contracts, covenants, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, attorneys’ fees, costs, losses, and/or debts of any kind or nature that arose or accrued on or prior to the Employee’s execution of this Agreement, including, but not limited to, any or all claims whether known or unknown, that may have arisen or begun to arise or accrue out of any federal, state, and/or local law, constitution, regulation, or common law theory, whether statutory in nature, in tort, contract, equity, or otherwise (each such action, claim, suit, right, liability, or demand being individually referred to as a “Released Claim” and collectively referred to as the “Released Claims”) that the Employee may now or later have against the Released Parties, or any one or more of them. The Released Claims include, but are not limited to, any and all claim(s) in connection with: (a) the Employee’s employment relationship with the Employer; (b) the terms and conditions of the Employee’s employment relationship with the Employer (including, but not limited to, compensation and benefits); (c) the Employee’s service as an employee of the Employer; (d) the end of the Employee’s employment relationship with the Employer (which as set forth in this Agreement, is terminated by this Agreement, effective on the Separation Date); and/or (e) any one or more of the following claim(s): all claims based on any oral, written, or implied contract; breach of contract; breach of the duty of loyalty; breach of covenants; breach of the covenant of good faith and fair dealing; or any tort. The Employee agrees and covenants not to file any lawsuit, complaint or grievance against any of the Released Parties in the future (other than a claim that the Employer has breached the terms of this Agreement). Nothing in this Agreement prohibits the Employee from filing a charge with any fair employment agency or participating in any fair employment agency inspection.

The Employee understands and agrees that the above is not a complete list of claims released. No reference in this Agreement to any specific claim or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released by this Agreement. The Employee further understands and warrants that this Agreement shall operate as a fully binding and complete resolution of all claims by the Employee against the Released Parties and that the Employee shall not be able to seek any monies for any claim(s), whether known or unknown, against any of the persons or entities released under this Agreement, unless otherwise expressly provided for in this Agreement. Nothing contained in this section shall preclude either Party from asserting a claim that may arise from events occurring after this Agreement is executed. In addition, nothing contained in this section shall be deemed to preclude any claim for or otherwise constitute a waiver or release of any claim by the Employee for unemployment insurance benefits or for workers’ compensation benefits.

2. The Employee has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, the Employee acknowledges that: (a) the Employee has been provided with an opportunity to consult with an attorney or other advisor of the Employee’s choice regarding the terms of this Agreement and (b) the Employee has elected to enter into this Agreement knowingly and voluntarily, and without duress or coercion. This Agreement shall be fully effective and binding upon all parties to this Agreement immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case the Employee has seven days following execution of this Agreement to revoke this Agreement.

Employee

/s/ Nicholas Tomashot
Nicholas Tomashot

Lazydays Holdings, Inc.

By:

Title: